Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-278797-02

PUBLIC SERVICE COMPANY OF COLORADO

(a Colorado corporation)

$150,000,000 5.35% FIRST MORTGAGE BONDS, SERIES NO. 41 DUE 2034

$650,000,000 6.20% FIRST MORTGAGE BONDS, SERIES NO. 47 DUE 2056

Issuer:	Public Service Company of Colorado (a Colorado corporation)

Issue Format:	SEC Registered

Expected Ratings*:	A1/A/A+ (Negative/Negative/Stable) (Moody’s/S&P/Fitch)

Security Type:	First Mortgage Bonds

Pricing Date:	August 3, 2026

Settlement Date:	August 10, 2026 (T+5)

	2034 Bonds	2056 Bonds

Principal Amount:	$150,000,000 (Reopening of 5.35% First Mortgage Bonds, Series No. 41 due 2034, of which $450,000,000 was previously issued on April 4, 2024 and $400,000,000 was previously issued on March 20, 2025, for a total principal amount outstanding of $1,000,000,000)	$650,000,000

Maturity Date:	May 15, 2034	August 15, 2056

Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing on November 15, 2026	Semi-annually on February 15 and August 15, commencing on February 15, 2027 (long first coupon)

Reference Benchmark Treasury:	4.375% due May 15, 2036	4.750% due February 15, 2056

Benchmark Treasury Price:	97-18 3/4	92-23+

Benchmark Treasury Yield:	4.685%	5.236%

Spread to Benchmark Treasury:	+67 bps	+100 bps

Yield to Maturity:	5.355%	6.236%

Coupon:	5.35%	6.20%

Price to the Public:	99.960% of the principal amount, plus accrued interest from, and including, May 15, 2026 (the last interest payment date on the 2034 Bonds) to, but excluding, the date of delivery (the total amount of accrued interest on August 10, 2026 will be approximately $25.2639 per $2,000 principal amount of the 2034 Bonds)	99.513% of the principal amount, plus accrued interest, if any, from August 10, 2026

Net Proceeds to Issuer:	$148,965,000 (after deducting the underwriting discount but before transaction expenses (and not including the amount of accrued interest paid by the purchasers of the 2034 Bonds))	$641,147,000 (after deducting the underwriting discount but before transaction expenses)

Make-Whole Call:	Prior to November 15, 2033 (the 2034 par call date), T+20 bps (calculated to the 2034 par call date)	Prior to February 15, 2056 (the 2056 par call date), T+15 bps (calculated to the 2056 par call date)

Par Call:	On or after November 15, 2033, at par	On or after February 15, 2056, at par

Call for Tax Credit Event:	None	At the issuer’s option, in whole, but not in part, at a redemption price equal to 101% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date (any notice of redemption may be sent only by the later of (a) December 31, 2026 and (b) six months from the date of original issuance)

CUSIP/ISIN:	744448 CZ2 / US744448CZ26	744448 DG3 / US744448DG36

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	J.P. Morgan Securities LLC Mizuho Securities USA LLC PNC Capital Markets LLC U.S. Bancorp Investments, Inc. CIBC World Markets Corp. Huntington Securities, Inc. SMBC Nikko Securities America, Inc.

Co-Manager:	Samuel A. Ramirez & Company, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533, Mizuho Securities USA LLC toll-free at (866) 271-74030, PNC Capital Markets LLC toll free at (855) 881-0697 or U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607.